Exhibit 4.8(c)

Volume Submitter Modified 401(k) Safe Harbor 11-15-2013 Final 401(k) and 401(m) regulations

466998

This document was signed according to the records of the Principal Life Insurance Company. The "This Document Was Electronically Signed By" heading displays the name of the person that electronically signed the document along with the date the electronic signature was received.
Changes to your documents become effective the latter of the Effective Date or the Signed Date, unless an earlier date is required by law.

The electronic signature(s) received by the Principal Life Insurance Company (Principal Life) are in compliance with the electronic signature procedures established by Principal Life.

Jim Harbour
Defined Contribution Document Leader Principal Life Insurance Company

This Document was Electronically Signed By:
PAMELA MURRAY 10/16/2018 10:48 AM

INTERIM AMENDMENT TO COMPLY WITH THE
FINAL REGULATIONS UNDER CODE SECTIONS 401(k) AND 401(m)

This amendment of the Plan is adopted to reflect certain provisions of the final regulations for the suspension or reduction of safe harbor contributions under Code Sections 401(k) and 401(m). This amendment is to be construed in accordance with such law and guidance issued thereunder.

This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment. This amendment shall continue to apply to the Plan, including the Plan as later amended, until such provisions are integrated into the Plan or the provisions of this amendment are specifically amended.

Plan Name Independent Bank 401(k) Profit Sharing Plan

The Plan named above gives the Employer the right to amend the provisions of the Plan. According to that right, the Plan is amended as follows:

REVOCATION OF SAFE HARBOR CONTRIBUTIONS.

This amendment shall be effective as specified below, in accordance with the November 15, 2013, final regulations under Code Sections 401(k) and 401(m).

The 401(k) SAFE HARBOR PROVISIONS SECTION of Article III is amended by striking subparagraph (e) and substituting the following:

(e)	Revocation of 401(k) Safe Harbor Election .

The Employer may amend the Plan to revoke the 401(k) safe harbor election and the corresponding Qualified Matching Contributions or Qualified Nonelective Contributions during any Plan Year, if the following conditions are met:

(1)    The elimination of the Qualified Nonelective Contributions during a Plan Year is permitted for amendments adopted after May 18, 2009, and the elimination of the Qualified Matching Contributions is permitted for Plan Years beginning on or after January 1, 2015, if the Employer either

(i)    is operating at an economic loss as described in Code Section 412(c)(2)(A) for the Plan Year, or

(ii)    includes in the notice described in (b)(2) above a statement that the Plan may be amended during the Plan Year to revoke the Qualified Matching Contributions or Qualified Nonelective Contributions and that the revocation will not apply until at least 30 days after all Active Participants are provided notice of the revocation.

(2)    All Active Participants shall be provided a supplemental notice that explains the consequences of the amendment, informs them of the effective date of the elimination of the Qualified Matching Contributions or Qualified Nonelective Contributions, and explains the procedures to change their Elective Deferral Agreement.

(3)    The effective date of the revocation cannot be earlier than the later of (i) 30 days after the Active Participants are given such notice, and (ii) the date the amendment is adopted.

(4)    Active Participants are given a reasonable opportunity (including a reasonable period after receipt of the supplemental notice) to change their Elective Deferral Agreement prior to the revocation of the 401(k) safe harbor election.

If the 401(k) safe harbor election is revoked for the Plan Year, the Employer shall perform the ADP Test and ACP Test, if applicable, for the entire Plan Year using the current year testing method described in the EXCESS AMOUNTS SECTION of this article, and satisfy the Top-heavy Plan requirements of Article XI.

The Employer shall make the Qualified Matching Contributions, if applicable, with respect to Elective Deferral Contributions and Compensation for the portion of the Plan Year prior to the effective date of the revocation. The Employer shall make the Qualified Nonelective Contributions, if applicable, with respect to Compensation paid for the portion of the Plan Year through the effective date of the revocation. The annual compensation limit applied to Compensation for purposes of the Qualified Matching Contributions and Qualified Nonelective Contributions shall be adjusted for the short determination period as described in the definition of Compensation in the DEFINITIONS SECTION of Article I.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this     day of     ,     . By

Title